Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Michael J. Lambert	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Industry & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-3394	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Nicholas S. Laudico
The Ruth Group
646-536-7030 nlaudico@theruthgroup.com

NUVASIVE SIGNS AGREEMENT TO ACQUIRE IMPULSE MONITORING

SAN DIEGO, September 28, 2011 — NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, announced today that it has executed a definitive agreement for the purchase of Impulse Monitoring, Inc., a leading Intra-Operative Monitoring (IOM) provider in the United States.

Intra-Operative Monitoring is a long standing service which allows comprehensive procedural detection of neurological compromise and identification of functional neural structures during surgeries that involve spine, cardio, ENT, brain, and general orthopedic. The IOM model employs highly trained neurophysiologists located in the operating room who function as part of the surgical team, assisting with patient preparation, administering neuro diagnostic testing, and working in partnership with supervising physicians who provide real time interpretation of the neurophysiological data. Neuromonitoring of the spine is 80% of Impulse Monitoring’s current case volume.

This acquisition will complement NuVasive’s existing nerve monitoring system, NeuroVision™, which is designed for discreet and directional nerve avoidance and detection making lateral access to the spine during the XLIF® procedure more safe and reproducible. The strategic move to acquire an IOM service provider will increase XLIF penetration and further drive lateral market share by increasing the number of neurophysiologists able to setup use of NeuroVision. Impulse Monitoring employs over 150 neurophysiologists while NuVasive has over 300 spine specialists in the field. As well, Impulse Monitoring will expand NuVasive’s presence into IOM services with a new revenue stream.

This strategic foray into the $800 million market for Intra-Operative Monitoring opens up a significant revenue growth opportunity for NuVasive, as the Company looks to expand Impulse Monitoring’s leadership position into a nationwide footprint. Today, only 50% of spine procedures undergo IOM. Over the next several years, the market for outsourced Intra-Operative Monitoring is expected to grow approximately 15% annually, and Impulse Monitoring has a proven track record of market leading growth.

Alex Lukianov, Chairman and CEO of NuVasive, said, “We are excited to announce the acquisition of Impulse Monitoring, which will further differentiate NuVasive’s surgical solutions and will add value to hospitals, surgeons, and patients by procedurally integrating products and services. Our NeuroVision technology is the gold standard for allowing safe and reproducible lateral access to the spine, and we are particularly excited about the increased XLIF penetration opportunities that will be facilitated by this transaction. This acquisition will augment our leadership position within neuromonitoring by enabling NuVasive to offer additional best in class services, including operating room clinical support of neuromonitoring and professional neuromonitoring oversight. The service will expand our relationships with our surgeon and hospital customers and foster incremental revenue opportunities. We are very familiar with this market through an acquisition of a much smaller regional IOM service provider last year. The operational experience that we gained running that business, along with its outstanding results thus far, further validated our desire to expand our presence in this rapidly growing market.”

Gene Cattarina, CEO of Impulse Monitoring, said, “We are very pleased to combine our best in class neuromonitoring team with NuVasive’s best in class spine team. Together we will lead the advancement of safe and reproducible surgery and grow our presence nationwide. Our team looks forward to joining the NuVasive family and helping to expand our services to not only meet the needs of hospitals and surgeons, but also continue making important contributions to high quality patient care.”

In consideration for Impulse Monitoring, NuVasive will pay $80 million, comprised of $40 million in cash and $40 million in stock, and subject to working capital, net debt transaction expenses, and equity value adjustments. The acquisition is expected to close in October, subject to customary closing conditions and government approvals.

Depending on when the transaction closes, NuVasive anticipates that Impulse Monitoring will contribute over $8 million to fourth quarter 2011 revenue and is growing at an annual run rate approaching $40 million. The labor-intensive nature of Impulse Monitoring’s business model generates lower gross and operating margins than NuVasive’s core business, but the Company expects the transaction to be neutral to both GAAP and Non-GAAP total company earnings per share for full year 2011. In 2012, NuVasive expects Impulse Monitoring to grow revenue in line with the IOM outsource market at approximately 15% and to be accretive to Non-GAAP earnings per share.

NuVasive will provide further detail on full year 2011 guidance during its third quarter earnings release on October 27, 2011.

Non-GAAP earnings per share excludes non-cash stock-based compensation, certain intellectual property litigation expenses, amortization of intangible assets, acquisition related items, and non-cash interest expense on convertible notes.

NuVasive will hold a conference call on Thursday, September 29, at 8:00 am ET / 5:00 am PT to discuss the transaction. The dial-in numbers are 1-877-407-9039 for domestic callers and 1-201-689-8470 for international callers. A live webcast of the conference call as well as slides related to the acquisition will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com.

After the live webcast, the call will remain available on NuVasive’s website, www.nuvasive.com, through October 29, 2011. In addition, a telephonic replay of the call will be available until October 13, 2011. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use pin number 379875.

About NuVasive

NuVasive is a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. The Company is the 5th largest player in the $7.7 billion global spine market.

NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines four categories of products that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 65 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such factors include but are not limited to the Company’s ability to consummate and successfully integrate the acquisition of Impulse Monitoring; weakening of economic conditions that could adversely affect the level of demand for the Company’s products; legislative and regulatory actions, including the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act; the risk that NuVasive’s revenue or earnings projections may turn out to be inaccurate because of the preliminary nature of the forecasts and the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; changes in reimbursement levels from third-party payers; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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